CWCAPITAL ASSET MANAGEMENT LLC Logo

March 30, 2009

TRUSTEE	DEPOSITOR:
LaSalle Bank, National Association	Structured Asset Securities Corporation II, 745
135 S. LaSalle St., Suite 1625	Seventh Avenue
Mailcode: IL4-135-16-25	New York, New York 10019
Chicago, IL 60603	Attention: David Nass - LB-UBS 2008-C1
Attn: Edgar Team

MASTER SERVICER:
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28262-1075
Attention: LBUBS 2008-C1

RATING AGENCIES:

Moody's Investors Service, Inc.	Standard & Poor's Rating Services
99 Church Street	55 Water Street, 10th Floor
New York, New York 10007	New York, New York 10004
Attention: Tracey Ferguson	Attention: CMBS Surveillance Department

RE: LBUBS 2008-C1, Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(i)	a review of CWCAM's activities during the period 4/11/2008 - 12/31/2008 and of CWCAM's performance under this Agreement has been made under my supervision; and

(ii)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the reporting period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone

David B. Iannarone
Managing Director

701 13th Street, NW, Suite 1000, Washington, DC 20005
www.cwcapital.com